Exhibit 4.2
NUANCE COMMUNICATIONS, INC.
STAND-ALONE (INDUCEMENT)
RESTRICTED STOCK UNIT AGREEMENT

(A)	Name of Grantee:

(B)	Number of Restricted Stock Units:

(C)	Grant Date:

(D)	Vesting Commencement Date:

(E)	Award # :

          THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), is made and entered into as of the date set forth in Item C above between Nuance Communications, Inc., a Delaware corporation (the “Company”) and the person named in Item A above (“Grantee”).
          THE PARTIES AGREE AS FOLLOWS:
1.	Restricted Stock Units. Pursuant to the terms of this Agreement, the Company hereby credits to a separate account maintained on the books of the Company (the “Account”) Restricted Stock Units which will give Grantee the right to receive that number of shares of Common Stock of the Company, par value $0.001 (the “Shares”) listed in Item B above on the terms and conditions set forth herein.
2.	Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive one Share promptly after the Restricted Stock Unit has vested. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, the Grantee will have no right to receive the Shares subject to the Restricted Stock Units. Prior to the actual issuance of any Shares subject to the Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
3.	Vesting. Except as provided in Section 5, and subject to Section 6, the Restricted Stock Units shall vest in accordance with the provisions set forth on Exhibit A, subject to Grantee’s continuing to be an employee, director or consultant of the Company or of an Affiliate (a “Service Provider”) through each vesting date.
4. Definitions.
(a)	“Administrator” means the Board or any committee of the Board that has been designated by the Board to administer this Agreement.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Common Stock” means the Common Stock of the Company.

(e)	“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(f)	“Director” means a member of the Board or a member of the Board of Directors of any parent or Subsidiary to render services to such entity.

(g)	“Employee” means an employee of the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary of the Company, or any successor.

(h)	“Fiscal Year” means the fiscal year of the Company.

(i)	“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(j)	“Service Provider” means an Employee, Director or Consultant.

(k)	“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
5.	Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
6.	Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement, if the Grantee terminates service as a Service Provider for any or no reason, prior to vesting, Grantee’s right to acquire Shares pursuant to such unvested Restricted Stock Units awarded by this Agreement will immediately terminate.
7.	Payment After Vesting. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be settled by the Company issuing Shares to the Grantee (or in the event of Grantee’s death, to his or her estate), provided that to the extent determined appropriate by the Company, the Grantee shall satisfy any federal, state and local withholding taxes with respect to the settlement of such vested Restricted Stock Units prior to the issuance of any vested to the Grantee. Subject to the provisions of Section 4, the settlement of vested Restricted Stock Units will be completed by the issuance of the appropriate number of Shares as soon as practicable after vesting, but in each such case no later than the 15th day of the third month following the end of the Company’s tax year that includes each applicable vesting date.

Any distribution or delivery to be made to Grantee under this Agreement will, if Grantee is then deceased, be made to Grantee’s designated beneficiary, or if no beneficiary survives

Grantee, the administrator or executor of Grantee’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.	Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee.
9.	Adjustment Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.
(a)	Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number and class of Shares that may be delivered under this Award, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to this Award.

(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify Grantee as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously vested, this Award will terminate immediately prior to the consummation of such proposed action.

(c)	Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, shares subject to this Award that remain outstanding at such time shall be assumed or an equivalent right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Grantee will fully vest in and have the right to such shares even if such shares would not otherwise be vested and all vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
10.	Tax Advice. The Company has made no warranties or representations to Grantee with respect to the income tax consequences of the transactions contemplated by the Agreement pursuant to which the Restricted Stock Units have been issued and Grantee is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Grantee acknowledges that the Grantee has not relied and will not rely upon the Company or the Company’s counsel with respect to any tax consequences related to the Restricted Stock Units or the ownership, issuance, or disposition of the Shares to be issued in settlement of such vested Restricted Stock Units. The Grantee assumes full responsibility for all personal tax consequences associated with the Restricted Stock Units and the Shares.
11.	Withholding of Taxes. Notwithstanding any contrary provision of this Agreement, no certificate representing the Shares will be issued to Grantee in settlement of vested Restricted Stock Units unless and until the Grantee shall have delivered to the Company the full amount of any federal, state, local or foreign income or other taxes which the Company may be required by law to withhold with respect to the issuance of such Shares as well as any FBT, NIC or similar taxes or fees applicable to the grant, vesting or issuance of Shares pursuant to this Agreement. At the election of the Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, any federal, state, local or foreign withholding taxes with respect to the settlement of the vested Restricted Stock Units may be paid by (a) withholding otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, or (b) Grantee selling a sufficient number of such Shares otherwise deliverable to Grantee through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. Grantee agrees to reimburse or pay the Company (including any Company subsidiary) in full, any liability that the Company incurs towards any fringe benefit tax (“FBT”) or National Insurance Contribution (“NIC”) paid or payable in respect of the grant, vesting, release, cancellation, transfer or delivery of the Restricted Stock Unit or related Shares, within the time and in the manner prescribed by the Company.
12.	Assignment; Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, legal representatives, and successors of the parties hereto; provided, however, that except to the limited extent provided in Section 6, Grantee may not assign any of Grantee’s rights under this Agreement.
13.	Damages. Grantee shall be liable to the Company for all costs and damages, including incidental and consequential damages, resulting from a disposition of the Restricted Stock Units which is not in conformity with the provisions of this Agreement.
14.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts excluding those laws that direct the application of the laws of another jurisdiction.

15.	Notices. All notices and other communications under this Agreement shall be in writing. Unless and until the Grantee is notified in writing to the contrary, all notices, communications, and documents directed to the Company and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:
Nuance Communications, Inc.
1 Wayside Road
Burlington, MA 01803
Attention: HR Director
Unless and until the Company is notified in writing to the contrary, all notices, communications, and documents intended for the Grantee and related to this Agreement, if not delivered by hand, shall be mailed to Grantee’s last known address as shown on the Company’s books. Notices and communications shall be mailed by first class mail, postage prepaid; documents shall be mailed by registered mail, return receipt requested, postage prepaid. All mailings and deliveries related to the Agreement shall be deemed received when actually received, if by hand delivery, and two business days after mailing, if by mail.
16.	Arbitration. Any and all disputes or controversies arising out of this Agreement shall be finally settled by arbitration conducted in Middlesex County in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided that nothing in this Section 16 shall prevent a party from applying to a court of competent jurisdiction to obtain temporary relief pending resolution of the dispute through arbitration. The parties hereby agree that service of any notices in the course of such arbitration at their respective addresses as provided for in Section 15 shall be valid and sufficient.
17.	No Rights to Restricted Stock Units, Shares, Options or Employment. Other than with respect to the Restricted Stock Units, neither Grantee nor any other person shall have any claim or right to be issued Shares or to be granted an option to purchase Shares. Having received a grant of Restricted Stock Units shall not give the Grantee any right to receive any other grant or option. This grant of Restricted Stock Units is not an employment contract and nothing in this grant of Restricted Stock Units shall be deemed to create in any way whatsoever any obligation on Grantee’s part to continue in the employ of the Company, or the Company to continue Grantee’s employment with the Company.
18.	Entire Agreement. Company and Grantee agree that this Agreement (including its attached Exhibits) is the complete and exclusive statement between Company and Grantee regarding its subject matter and supersedes all prior proposals, communications, and agreements of the parties, whether oral or written, regarding the grant Restricted Stock Units to Grantee.
19.	Additional Conditions to Issuance of Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Grantee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
20.	Administrator Authority. The Administrator will have the power to interpret this Agreement. All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.
21.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
22.	Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
23.	Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Grantee, to comply with Section 409 of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with this grant of Restricted Stock Units.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date below.

Nuance Communications, Inc.
By:
Name:
Title:

Date:
          The Grantee hereby accepts and agrees to be bound by all of the terms and conditions of this Agreement.

Grantee
By:
Name:

Date:

EXHIBITS
Exhibit A           Vesting Schedule

EXHIBIT A
Vesting Schedule